UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2020

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

 Commission File Number: 001-32349

Bermuda	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

(441) 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of $0.18 each	SIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Signet Jewelers Limited (the “Company”) and certain of its subsidiaries are party to a credit agreement dated September 27, 2019, as amended (the “Credit Agreement”). The Credit Agreement provides the Company two credit facilities: a revolving credit facility in an aggregate committed amount of $1.5 billion (such commitments, the “ABL Revolving Commitments” and such facility, the “ABL Revolving Facility”) and a first-in last-out term loan facility in an aggregate principal amount of $100 million (the “FILO Term Loan Facility” and, together with the ABL Revolving Facility, the “ABL Facility”). A copy of the Credit Agreement was filed as an exhibit to the Company’s 8-K filed with the Securities and Exchange Commission on September 27, 2019.

On March 19, 2020, the Company borrowed $900 million under the ABL Facility. At the time of drawdown on March 19, the Company had more than $1.2 billion in cash and an additional $292 million available under the ABL Facility. Borrowings under the ABL Facility are scheduled to mature on September 27, 2024.

Borrowings under the ABL Revolving Facility and the FILO Term Loan Facility, as applicable, bear interest at the Company’s option at either eurocurrency rate plus the applicable margin (as defined in the Credit Agreement) or a base rate plus the applicable margin (as defined in the Credit Agreement), in each case depending on the excess availability under the ABL Facility.

The ABL Facility is subject to a fixed charge coverage ratio if availability under the facility falls below 10% of the borrowing base or $100 million, whichever is higher.  The Company’s most recently reported borrowing base under the ABL Facility is approximately $1.4 billion.

The Company increased its borrowings under the ABL Facility as a prudent measure in order to increase its cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 outbreak. The drawdown proceeds from the ABL Facility are currently being held on the Company’s balance sheet and may be used for general corporate purposes.

Item 7.01. Regulation FD Disclosure.

On March 23, 2020, the Company issued a press release providing an update related to the COVID-19 pandemic, including the temporary closure of its physical locations in North America, as well as the drawing down of $900 million from its ABL Facility, as a prudent measure to increase its financial flexibility and bolster its cash position. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.   Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 23, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED

By:	/s/ Joan Hilson
Name:	Joan Hilson
Title:	Chief Financial Officer

Date:	March 23, 2020